SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549




                                 FORM 8-K



                              CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):  November 14, 1997




              CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XVII
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)




     Illinois                   0-17708                36-3467497
-------------------         --------------         --------------------
(State or other)             (Commission           (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



           900 N. Michigan Avenue, Chicago, Illinois  60611-1575
           -----------------------------------------------------
                  (Address of principal executive office)




    Registrant's telephone number, including area code:  (312) 915-1987
    -------------------------------------------------------------------







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                        18 CENTRAL SHOPPING CENTER

                        East Brunswick, New Jersey
                        --------------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. Carlyle Real Estate Limited Partnership - XVII (the "Partnership") owned an interest in a shopping center in East Brunswick, New Jersey known as 18 Central Shopping Center. The shopping center contained approximately 105,800 square feet of gross leasable area, of which the Partnership owned approximately 85,800 square feet (the "Property"). In March 1993, the Partnership modified and extended to December 1, 1997 the mortgage note secured by the Property which matured in December 1992. In early 1997 the mortgage lender (Aetna Life Insurance Company ("Aetna")) informed the Partnership that it was not willing to further modify or extend the loan. The Partnership believes, based on current and anticipated future market conditions, that the value of the Property is less than the mortgage loan. Therefore, the Partnership decided not to expend any additional funds of its own on the Property. The Partnership negotiated to transfer to Aetna the title to the Property in full satisfaction of the Partnership's mortgage obligation and related accrued interest, which had a combined outstanding balance of approximately $9,800,000. On November 14, 1997 the Partnership entered into a Deed In Lieu Of Foreclosure Agreement (the "Agreement") and conveyed the Property to Aetna. In 1997, tenant leases representing approximately 25,000 square feet (approximately 29% of the gross leasable area of the Property) expired. The Partnership had renewed approximately 15,000 square feet. However, such renewal was at a market rent significantly lower than the rent that the tenant was previously paying. Additionally, the rents achieved upon re-leasing of the remaining space were expected to be at market rates that are significantly lower than the rents previously received for this space. As of the date of the transfer of title, the Property was approximately 81% leased and occupied.

     In connection with the March 1993 loan modification and extension, Aetna was entitled to additional interest (as defined), subject to a minimum amount of $250,000, and a loan extension fee of $52,500, payable at maturity or prepayment of the loan. The loan extension fee and additional interest were non-recourse liabilities to the Partnership and were not required to be paid out of any cash reserves of the Partnership upon transfer of title to Aetna. Also in connection with the March 1993 loan modification and extension, commencing in 1994 the Partnership was required to deposit 95% of the "net cash flow" (as defined) from the Property up to $750,000 and 47.5% in excess of such amount in a collateral account to be used for the payment of tenant improvement costs, leasing commissions, other capital expenditures and operating deficits. As of the Agreement date approximately $156,000 had been deposited and no amounts had been expended from this account, in which Aetna had a first priority interest. The funds in the escrow account were retained by Aetna upon transfer of title and will be reflected as interest expense by the Partnership.

     As a result of the transfer of title to the Property to Aetna, the Partnership no longer has an ownership interest in the Property. Due to the Partnership's 1996 provision for value impairment of $1,103,533, the Partnership will not recognize any significant gain or loss on the transfer of title and expects to recognize in 1997 an extraordinary gain on forgiveness of indebtedness of approximately $1,500,000 for financial reporting purposes. In addition, the Partnership expects to recognize a loss of approximately $2,000,000 for Federal income tax reporting purposes with no significant amount of distributable proceeds.




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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.  Not applicable.

     (b)   Pro Forma Financial Information - Narrative.

           As a result of Aetna obtaining title to the Property, after November 14, 1997, there will be no further rental income, mortgage and other interest, property operating expenses or amortization of deferred expenses recorded for the Property in the Partnership's Consolidated Financial Statements. For the year ended December 31, 1996, the Partnership's Consolidated Financial Statements reflected rental income, mortgage and other interest, depreciation, property operating expenses, provision for value impairment and amortization of deferred expenses relating to the Property of approximately $1,682,000, $849,000, $381,000, $659,000, $1,104,000 and $107,000, respectively. Rental income, mortgage and other interest, property operating expenses and amortization of deferred expenses relating to the Property included for the nine months ended September 30, 1997, in the Partnership's Consolidated Financial Statements were approximately $1,187,000, $624,000, $324,000 and $77,000, respectively. Such operating results reflected the classification of the Property as held for sale or disposition as of December 31, 1996, and therefore, not subject to continued depreciation as of such date. Also, as a result of the disposition of the Property, there are no further assets and liabilities related to the Property, which at September 30, 1997 consisted of land, building and improvements (net of accumulated depreciation) of approximately $8,613,000; accrued rents receivable of approximately $229,000; deferred expenses of approximately $129,000 and current liabilities (including mortgage debt) of approximately $10,173,000.

     (c)   Exhibits

           10.1. Deed in Lieu of Foreclosure Agreement between Carlyle Real Estate Limited Partnership - XVII and Aetna Life Insurance Company, dated November 14, 1997 and exhibits thereto.




















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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XVII

                        BY:   JMB Realty Corporation
                              (Corporate General Partner)



                              By:   GAILEN J. HULL
                                    Gailen J. Hull
                                    Senior Vice President
                                    Principal Accounting Officer





Date:  November 26, 1997